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                                  PRESS RELEASE

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                            American List Corporation
                     330 Old Country Road, Mineola NY 11501

For Immediate Release                                       FINAL COPY

Date:       March 19, 1997
Contact:    Donald Damore, Vice President
Phone:      (516) 248-6100
Fax:        (516) 248-6364

                  AMERICAN LIST CORP. ANNOUNCES AGREEMENT TO BE
                    ACQUIRED AND COMMENTS ON YEAR-END RESULTS

Mineola, New York-March 19, 1997. American List Corp. (AMEX:AMZ) announced today that it has signed a definitive agreement to merge with Snyder Communications, Inc. (NYSE:SNC) in an exchange of stock. Under the terms of the agreement, Snyder will issue one share of common stock in exchange for each of the approximately 4.5 million American List shares outstanding if the average trading price of Snyder stock prior to closing of the transaction is at least $32, with the exchange ratio increasing if the trading price is less than $32. The transaction, which is subject to shareholder and regulatory approval, and the satisfaction of other customary closing conditions, is expected to be completed by the second quarter of 1997. The Company expects to continue to pay its regularly scheduled dividends until such time as the merger is effective. The Company has also discontinued the previously announced common stock buyback program.

Snyder Communications, Inc., based in Bethesda Maryland, is a leading provider of outsourced targeted marketing solutions primarily for Fortune 500 companies. The Company designs and implements marketing programs utilizing a range of complimentary resources, including field sales, medical detailing, teleservices, WallBoard(R) information displays and product sampling.

Martin Lerner, President of American List, said, "We are very excited about this merger and view the many synergistic opportunities as a new milestone for our organization to move towards new heights in the years ahead. Snyder's approach to providing integrated marketing solutions offers the ideal platform for expanding the size and scope of both our businesses. We look forward to capitalizing on the opportunity that this union creates."

The Company also announced that it expects its earnings for the




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fourth quarter and year ended February 28, 1997 to be below its results for the same periods of the previous fiscal year. For the fourth quarter ended February 28, 1996, the Company reported revenues of $5.7 million and net income of $0.55 per share. For the fiscal year ended February 28, 1996, the Company reported revenues of $18.9 million and net income of $7.6 million or $1.68 per share.

American List Corp. develops, maintains and markets one of the largest and most comprehensive databases of high school, college, and preschool through junior high school students in the United States. The Company maintains information on approximately 30 million individuals and rents these lists to thousands of organizations interested in offering their services by direct marketing.